Exhibit 10.14

MONITRONICS INTERNATIONAL, INC.
2017 CASH INCENTIVE PLAN
(As Amended and Restated January 1, 2019)
2019 TIME-BASED CASH AWARD AGREEMENT

THIS TIME-BASED CASH AWARD AGREEMENT (this "Agreement") is made as of January 1, 2019 (the "Grant Date"), by Fred Graffam and between MONITRONICS INTERNATIONAL, INC., a Texas corporation (the "Company"), and the person signing as "Grantee" on the signature page hereof (the "Grantee").

The Company has adopted the Monitronics International, Inc. 2017 Cash Incentive Plan, as amended and restated effective January 1, 2019 (as has been or may hereafter be amended, the "Plan"), a copy of which is attached hereto as Exhibit A and by this reference made a part hereof, for the benefit of eligible employees of the Company and its Subsidiaries. Capitalized terms used and not otherwise defined in this Agreement will have the meanings ascribed to them in the Plan.

The LTIP Committee has determined that it would be in the interest of the Company to grant a cash award to the Grantee, subject to the conditions and restrictions set forth herein and in the Plan, and in order to provide the Grantee with additional remuneration for services rendered and to increase the Grantee's personal interest in the continued success and progress of the Company and Ascent Capital.

The Company and the Grantee therefore agree as follows:

1.Definitions. The following terms, when used in this Agreement, have the following meanings:

"Cause" has the meaning specified in Section 7.2(b) of the Plan.

"Close of Business" means, on any day, 5:00 p.m., Dallas, Texas time.

"Change in Control" means any of the following that otherwise meets the definition of a "change in ownership," a "change in effective control" or a "change in ownership of a substantial portion of the assets" of the Company within the meaning of Section 409A of the Code:

(a)the acquisition by any person or group of ownership of stock of the Company or Ascent Capital that, together with stock already held by such person or group, constitutes more than 50% of the total fair market value or more than 50% of the total voting power of the stock of the Company or Ascent Capital;

(b)the acquisition by any person or group, in a single transaction or in multiple transactions all occurring during the twelve (12)-month period ending on the date of the most recent acquisition by such person or group, assets from the Company that have a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; or

(c)the acquisition by any person or group, in a single transaction or in multiple transactions all occurring during the twelve (12)-month period ending on the date of the most recent acquisition by such person or group, of ownership of stock of the Company or Ascent Capital possessing 30% or more of the total voting power of the stock of the Company or Ascent Capital or the replacement of a majority of the Company's or Ascent Capital's Board of Directors during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company's or Ascent Capital's (as applicable) Board of Directors before the date of appointment or election.

"Settlement Date" has the meaning specified in Section 4(a) of this Agreement.

"Termination With Good Reason" shall have the meaning ascribed thereto in any employment agreement between the Grantee and the Company or its Affiliate. For the avoidance of doubt, if the Grantee is not party to an employment agreement with the Company or its Affiliate or if such agreement does not provide a definition for "good reason", then the Grantee will not be eligible for any benefits provided under this Agreement with regard to a Termination With Good Reason.

"Vesting Date" has the meaning specified in Section 3(b) of this Agreement.

2.    Award. Pursuant to the terms of the Plan and in consideration of the covenants and promises of the Grantee herein contained, the Company hereby awards to the Grantee as of the Grant Date $225,000 subject to the conditions and restrictions set forth below and in the Plan (the "Cash Award").

3.    Vesting; Forfeiture of Cash Award.

(a)Subject to earlier vesting in accordance with Section 6, the Cash Award will be vested, in whole or in part, only in accordance with the conditions stated in this Section 3.

(b)Unless earlier vested pursuant to Section 6 or the Plan, the Cash Award shall vest, in the following amounts on the following dates (each a "Vesting Date"):

(i)	one-third of the Cash Award on the first anniversary of the Grant Date;

(ii)	one-third of the Cash Award on the second anniversary of the Grant Date; and

(iii)	the remainder of the Cash Award on the third anniversary of the Grant Date;

provided, however, that the Grantee is continuously employed by the Company or any Subsidiary from the Grant Date through the Settlement Date (as defined below) for each of the above respective Vesting Dates. The portion of the Cash Award that has vested pursuant to the above is referred to herein as the "Vested Award" and the portion of the Cash Award that has not yet vested pursuant to this Agreement is referred to herein as the "Unvested Award." If the Grantee does not remain continuously employed by the Company or any Subsidiary until the Settlement Dates described below, then (except as provided in Section 4 or Section 6) the Unvested Award will automatically be forfeited as of the Close of Business on such termination date and such Unvested Award will be immediately cancelled, and the Grantee will cease to have any rights with respect thereto. Notwithstanding the foregoing, if any date on which vesting would otherwise occur is a Saturday, Sunday or a holiday, such vesting will instead occur on the business day next following such date.

4.    Settlement of Cash Award.

(a)An amount of cash equal to the Vested Award that vests in accordance with Section 3 shall be paid to the Grantee in a lump sum cash payment no later than fifteen (15) days following each such date, or the date provided pursuant to the last paragraph of Section 6, as applicable, a "Settlement Date").

(b)    In the event of Grantee's termination without Cause or Termination With Good Reason, following a Vesting Date but prior to the applicable Settlement Date, then the Vested Award shall vest in accordance with Section 3 and shall be paid to the Grantee in accordance with Section 4(a) as if the Grantee had been continuously employed by the Company or any Subsidiary from the Grant Date through the applicable Settlement Date.

5.    Mandatory Withholding for Taxes. Grantee acknowledges and agrees that the Company shall deduct from the cash otherwise payable or deliverable upon each Settlement Date an amount of cash that is equal to the amount of all federal, state and local taxes required to be withheld by the Company upon such exercise, as determined by the

LTIP Committee.

6.    Early Termination or Vesting of Cash Award.

Unless otherwise determined by the LTIP Committee in its sole discretion, if the Grantee's employment with the Company or any Subsidiary terminates prior to the final Settlement Date:

(a)If the Grantee dies while employed by the Company or any Subsidiary, then any portion of the Cash Award that has not previously vested pursuant to Section 3 will immediately become fully vested and shall inure to the benefit of the Beneficiary named on Exhibit B hereto;

(b)If the Grantee's employment with the Company or any Subsidiary terminates by reason of Disability, then any portion of the Cash Award that has not previously vested pursuant to Section 3 will immediately become fully vested;

(c)    If the Grantee's employment with the Company or any Subsidiary is terminated by the Company or any Subsidiary without Cause or the Grantee resigns due to a Termination With Good Reason, in either case, within twelve (12) months following a Change in Control, then any portion of the Cash Award that has not previously vested pursuant to Section 3 will immediately become fully vested; and

(c)Subject to Section 4(b), if the Grantee's employment with the Company or any Subsidiary is terminated for Cause, or Grantee voluntarily resigns and does not have a Termination With Good Reason, then any unvested portion of the Cash Award will be forfeited as of the Close of Business on the date of such termination of employment.

In the event of Grantee's termination by the Company or any Subsidiary without Cause or resignation due to a Termination With Good Reason prior to the final Settlement Date and prior to the date of a Change in Control, then the Grantee's rights to any unvested portion of the Cash Award may, in the discretion of the LTIP Committee, thereafter vest and any such vesting and settlement will occur in a manner designed to maintain the short term deferral exemption under Section 409A. Unless the LTIP Committee otherwise determines, a change of the Grantee's employment from the Company to a Subsidiary or an Affiliate or from a Subsidiary to the Company, another Subsidiary or an Affiliate will not be considered a termination of the Grantee's employment for purposes of this Agreement. The amount of cash equal to the Vested Award that vests in accordance with Section 6 shall be paid to the Grantee in a lump sum cash payment no later than fifteen (15) days following the termination of Grantee's employment.

7.    Notice. Unless the Company notifies the Grantee in writing of a different procedure or address, any notice or other communication to the Company with respect to this Agreement will be in writing and will be delivered personally, electronically, or sent by United States first class mail, postage prepaid and addressed as follows:

Ascent Capital Group, Inc.
5251 DTC Parkway, Suite 1000
Greenwood Village, Colorado 80111
Attn: General Counsel

With a copy, which shall not constitute notice, to:
Monitronics International, Inc.
1990 Wittington Place
Farmers Branch, Texas 75234
Attn: Chief People Officer

Any notice or other communication to the Grantee with respect to this Agreement will be in writing and will be delivered personally, electronically, or will be sent by United States first class mail, postage prepaid, to the Grantee's address as listed in the records of the Company on the date of this Agreement, unless the Company has received written notification from the Grantee of a change of address.

8.    Grantee Employment. Nothing contained in this Agreement, and no action of the Company or the LTIP Committee with respect hereto, will confer or be construed to confer on the Grantee any right to continue in the employ of the Company or any of its Subsidiaries or interfere in any way with the right of the Company or any of its Subsidiaries to terminate the Grantee's employment at any time, with or without Cause, subject to the provisions of any employment agreement between the Grantee and the Company or any Subsidiary, as applicable.

9.    Nonalienation of Benefits. Except as provided in Section 7.8 of the Plan, (a) no right or benefit under this Agreement will be subject to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same will be void, and (b) no right or benefit hereunder will in any manner be liable for or subject to the debts, contracts, liabilities or torts of the Grantee or other person entitled to such benefits.

10.    Governing Law. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of Texas. Each party irrevocably submits to the general jurisdiction of the state and federal courts located in the State of Texas in any action to interpret or enforce this Agreement and irrevocably waives any objection to jurisdiction that such party may have based on inconvenience of forum.

11.    Construction. References in this Agreement to "this Agreement" and the words "herein," "hereof," "hereunder" and similar terms include all Exhibits appended hereto, including the Plan. This Agreement is entered into, and the Award evidenced hereby is granted, pursuant to the Plan and will be governed by and construed in accordance with the Plan and the administrative interpretations adopted by the LTIP Committee thereunder. All decisions of the LTIP Committee upon questions regarding the Plan or this Agreement will be conclusive. Unless otherwise expressly stated herein, in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan will control. The headings of the sections of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and will in no way modify or restrict any of the terms or provisions hereof.

12.    Duplicate Originals. The Company and the Grantee may sign any number of copies of this Agreement. Each signed copy will be deemed to be an original, but all of them together represent the same agreement.

13.    Rules by Committee. The rights of the Grantee and the obligations of the Company hereunder will be subject to such reasonable rules and regulations as the LTIP Committee may adopt from time to time hereafter.

14.    Entire Agreement. This Agreement is in satisfaction of and in lieu of all prior discussions and agreements, oral or written, between the Company and the Grantee, with respect to the subject matter hereof. The Grantee and the Company hereby declare and represent that no promise or agreement not expressed herein has been made and that this Agreement contains the entire agreement between the parties hereto with respect to the Award and replaces and makes null and void any prior agreements between the Grantee and the Company regarding the Award. Subject to the restrictions set forth in Section 7.8 of the Plan, this Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.

15.    Grantee Acceptance. The Grantee shall signify acceptance of the terms and conditions of this Agreement by signing in the space provided at the end hereof and returning a signed copy to the Company.

16.    Code Section 409A Compliance. The grant of the Cash Award made hereunder 1s intended to be a "short-term deferral" exempt from Section 409A and the Plan and this Agreement shall be interpreted and administered accordingly. If any provision of this Agreement would result in the imposition of an excise tax under Section 409A that provision will be reformed to avoid imposition of the excise tax and no action taken to comply with Section 409A (or to provide that the Cash Award is exempt from Section 409A) shall be deemed to impair a benefit under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the Grant Date.

MONITRONICS INTERNATIONAL, INC.

By:

Name:	Jeffery R. Gardner

Title:	President & Chief Executive Officer

ACCEPTED:

Fred A Graffam, Grantee

Address:

Exhibit A to Time-Based Cash Award Agreement
dated as of January 1, 2019 between
Monitronics International, Inc. and Grantee

Monitronics International, Inc. 2017 Cash Incentive Plan
(As Amended and Restated January 1, 2019)

Exhibit B to Time-Based Cash Award Agreement
dated as of January 1, 2019 between
Monitronics International, Inc. and Grantee

Designation of Beneficiary

I, __________ _______________ (the “Grantee”) hereby declare that upon my death ____________________________ (the “Beneficiary”) of
Name
________________________________________________________ ,
Street Address     City    State    Zip Code
who is my _______________________________________, will be entitled to the
Relationship to the Grantee

Cash Award and all other rights accorded the Grantee by the above-referenced grant agreement (the
“Agreement”).

It is understood that this Designation of Beneficiary is made pursuant to the Agreement and is subject to the conditions stated herein, including the Beneficiary's survival of the Grantee's death. If any such condition is not satisfied, such rights will devolve according to the Grantee's will or the laws of descent and distribution.

It is further understood that all prior designations of beneficiary under the Agreement are hereby revoked and that this Designation of Beneficiary may only be revoked in writing, signed by the Grantee, and filed with the LTIP Committee prior to the Grantee's death.

____________________________ Date	____________________________ Grantee